Avitar Holds Initial Closing in 2003 Capital Raising Program
CANTON, Mass., Feb. 28 /PRNewswire-FirstCall/ --

Avitar, Inc. (Amex: AVR) raised gross proceeds of $955,000 in the initial closing of a private placement, which is a best efforts offering with a minimum of $850,000 and a maximum of $1,850,000.

The securities in the private placement were offered and sold in $50,000 Units (or fractions thereof). Each Unit consists of (a) an unsecured subordinated $50,000 Note due in February 2008 and (b) 300,000 shares of common stock. The Notes will be convertible into common stock at $0.207 per share, subject to various conditions including stockholder approval. The Notes bear interest at 15% per annum, of which one-third is accrued until maturity.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities mentioned in this release. This release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended (the "Act"). The securities described in this release have not been registered under the Act or any state securities laws, and may not be offered or sold in the United States absent an effective registration statement covering such securities or an applicable exemption from such registration requirement.

Avitar, Inc. develops, manufactures and markets innovative and proprietary products in the oral fluid diagnostic market, disease and clinical testing market, and customized polyurethane applications used in the wound dressing industry. Oral fluid diagnostics includes the estimated $1.5 billion drugs-of-abuse testing market, which encompasses the corporate workplace and criminal justice markets. Avitar's products include ORALscreen(TM), the world's first non-invasive, rapid, onsite oral fluid test for drugs-of-abuse, and HAIRscreen(TM), a laboratory-based hair test for detecting long-term drug abuse. Additionally, Avitar manufactures and markets HYDRASORB(TM), an absorbent topical dressing for moderate to heavy exudating wounds. In the estimated $25 billion in vitro diagnostics market, Avitar is developing diagnostic strategies for disease and clinical testing. Some examples include influenza, diabetes and pregnancy. For more information, see Avitar's website at www.avitarinc.com.

Safe Harbor Statement. This release contains forward looking statements that are subject to risks and uncertainties including financing risks and the development and marketing of new applications and other risks that are detailed from time to time in the Company's filings with the Securities and Exchange Commission. In view of such risks and uncertainties, the Company's actual results could differ materially from those anticipated in such forward looking statements.

COMPANY CONTACT:
Avitar,  Inc.
Jay  Leatherman
781-821-2440
jleatherman@avitarinc.com
www.avitarinc.com

SOURCE Avitar, Inc.